[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Exhibit 10.11

STANDARD EXCLUSIVE LICENSE AGREEMENT
WITH KNOW HOW

Schedule 1 – Patents and Patent Applications

Appendix A - Development Plan

Appendix B - Development Report

Appendix C - UFRF Royalty Report

Appendix D - Milestones

Appendix E - Equity [or Operating] Agreement

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

i

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

This Agreement is made effective the 23rd day of June, 2014, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and XORTX Pharma Corp (hereinafter called “Licensee”), a small entity corporation organized and existing under the laws of Canada;

WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.	Definitions

1.1	“Licensed Patents” means all of the following UFRF intellectual property\

1.1.1      the patents(s)/patent applications(s) identified on Schedule 1 hereto;

1.1.2      any and all United States and foreign patent applications claiming priority to any of the patents(s) and patent applications identified in Schedule 1, and

1.1.3      any and all patents issuing from the patent applications identified in Section 1.1.1 and 1.1.2, including, but not limited to, letters patents, patents of addition, divisionals, reissues, re-examinations, extensions, restorations, and supplementary protection certificates.

1.2	“Licensed Product” and “Licensed Process” means:

1.2.1      In the case of a Licensed Product, any product or part thereof, on a country-by country basis, that:

(a)          is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which such product is made, used, imported, or sold; or

(b)          is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which such process is used or in which any such product is used, imported, or sold; or

(c)          incorporates, utilizes, or was developed utilizing, Know-How or which is manufactured using Know-How or using a process developed using Know-How.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

1.2.2      In the case of a Licensed Process, any process, on a country-by-country basis:

(a)          which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced; or

(b)          which incorporates, utilizes, or was developed utilizing Know-How.

1.3          “Net Sales” means the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee and/or Sublicensee(s). Total amount invoiced may include only promotional discounts allowed in the amounts customary in the trade.

1.4          “Affiliate” means: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer or employee is also an officer or employee of Licensee or any person who is an officer or employee of Licensee.

1.5          “Patent Challenge” means a challenge to the validity, patentability, enforceability and/or non-infringement of any of the Licensed Patents or otherwise opposing any of the Licensed Patents.

1.6          “Sublicensed” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any right licensed to Licensee under this Agreement.

1.7          “Sublicensee” means any third party to whom Licensee grants a Sublicense.

1.8          “Development Plan” means a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

1.9          “Development Report” means a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.10        “Licensed Field” shall be all uses.

1.11        “Licensed Territory” shall be worldwide.

1.12        “Investigator” means Richard Johnson.

1.13        “Know-How” means unpatented technology and/or information that was developed by the Investigator, including without limitation methods, processes, techniques, compounds, cell lines, materials, sequences, drawings, indications, data, results of tests, results of studies, plans, and expertise, whether patentable or not, which relate specifically to the Licensed Patents and existing on the date hereof, only to the extent wholly owned and controlled by the UFRF, except that Know-How shall not include the Licensed Patents.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

1.14       “Change of Control” shall mean

(a)          any consolidation, merger, combination, reorganization or other transaction in which Licensee is not the surviving entity other than a transaction, the principal purpose of which is to effect a change in domicile or the form of entity of Licensee

(b)          the shares of stock of Licensee constituting in excess of fifty percent (50%) of the voting power of Licensee are exchanged for or changed into other stock or securities, cash, and/or other property other than in the context of a financial transaction

(c)          a sale or other disposition of all or substantially all of the assets of the Licensee, or the assignment of this Agreement to a third party pursuant to Section 10; provided, however, that the Proposed Financing when completed shall not constitute a Change of Control.

1.15       “Proposed Financing” means that certain transaction by and between Licensee and African Queen Mines Ltd. pursuant to which (a) Licensee shall be merged into African Queen Mines Ltd., (b) be the surviving entity, with the former shareholders of Licensee owning more than 50% of the outstanding shares of African Queen immediately following completion of the merger before taking into account the shares of African Queen to be issued in the Proposed Financing and (c) upon the consummation of the transaction African Queen shall have received at least Three Million Canadian Dollars (C$3,000,000) in capital from the sale of its securities in one or more financings completed by no later than January 31, 2015.

1.16       “Equity Securities” means the shares of Common Stock, any other capital stock of Licensee (including preferred shares), and any securities of Licensee that are convertible into capital stock of Licensee or that carry a right to subscribe to or acquire capital stock of Licensee.

Section 2.	Grant

2.1	License

2.1.1      License under Licensed Patents

Subject to the terms of this agreement, UFRF hereby grants to Licensee a royalty-bearing, exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents and Know-How to make, have made, develop, use, lease, import, export, offer to sell, sell and have sold Licensed Products and Licensed Processes. UFRF reserves to itself and the University of Florida the right under the Licensed Patents and Know-How to make, have made, develop, import and used Licensed Products and Licensed Processes solely for their internal research, clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities), and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents or Know-How solely for their internal research, educational, and clinical purposes and to meet all applicable government requirements governing the ability to transfer materials.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

2.2	Sublicense

2.2.1        Licensee may grant written Sublicenses to third parties. However, Licensee shall notify UFRF of the initiation of license negotiations with all potential Sublicensees. Any agreement granting a Sublicense shall state that the Sublicense is subject to the terms and conditions of this Agreement and to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee. Licensee shall also include provisions in all sublicenses to provide that in the event that Sublicensee brings a Patent Challenge against UFRF or assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena) then Licensee may terminate the Sublicense within thirty (30) days.

2.2.2        In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products or Licensed Processes sold by such Sublicensee.

2.2.3        [REDACTED]. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF. Excluded from the provisions of this Section 2.2.3 are payments received from sublicensees for research and development and purchases of Licensee’s securities at not less than fair market value of those securities

2.2.4        If Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or (ii) Licensee or any of its Affiliates assists another party in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), and (iii) UFRF does not choose to exercise its rights to terminate this Agreement pursuant to Section 9.3 then, in the event that such a Patent Challenge is successful, Licensee will have no right to recoup any consideration, including royalties, paid during the period of challenge. In the event that a Patent Challenge is unsuccessful, Licensee shall reimburse UFRF for all reasonable legal fees and expenses incurred in its defense against the Patent Challenge.

2.2.5        Licensee shall provide UFRF with a final unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days after the execution of the sublicense agreement and further agrees to forward to UFRF annually a copy of such reports received by Licensee from its Sublicensees pertinent to payments under said sublicense agreements. Failure of Licensee to provide UFRF with unredacted copies of each Sublicense agreement within thirty (30) days after execution of the Sublicense agreement will be considered a breach of the terms of this Agreement, and the terms of Section 9 “Terms and Termination” will apply.

2.2.6        In the event that UFRF notifies Licensee in writing of a third party’s interest in a market or territory which Licensee is not addressing at the time of receipt of the notice, Licensee shall respond to UFRF in writing within thirty (30) days of receipt of such notice to inform UFRF whether Licensee intends to pursue the market or territory. If in such response, Licensee elects to forego the market or territory, UFRF may terminate in said market or territory the license granted in Section 2.1.1.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Section 3.	Due Diligence

3.1	Development

3.1.1	Licensee agrees to and warrants that:

(a)          it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents;

(b)          it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)          it will diligently develop markets for Licensed Products and Licensed Processes;

(d)          until the date of first commercial sale of Licensed Products or Licensed Processes, it will supply the UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B);

(e)          and, one year before commencement of manufacturing or commercial production, Licensee will include in the Development Report specifics of planned manufacturing or production.

3.1.2      Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before January 30th, 2025 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3. Licensee will notify UFRF in writing as each milestone is met.

3.1.3      Upon written request by Licensee to negotiate extensions of any milestones or due dates set forth in Appendix D, such request to be received by UFRF no less than ninety (90) days prior to any of the due dates subject to such request, set forth in this Section 3.1.3, such request fully describing Licensee’s diligent effort to achieve the milestones required to be met by such due date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith.

3.1.4      University of Florida policies may require approval of clinical trials involving technologies invented at the University. Accordingly, Licensee will notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities.

3.2	Minimum Investment

[REDACTED].

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Section 4.	Payments

4.1	License Issue Fee

[REDACTED].

4.2	Annual License Maintenance Fee

Licensee will pay an annual license maintenance fee of one thousand dollars ($1,000), each year on the anniversary of the Effective Date. The annual license maintenance fee is payable until the first commercial sale of a Licensed Product or Licensed Processes, after which time minimum royalties instead of the annual license maintenance fee will be due.

4.3	Issuance of Equity

4.3.1	[REDACTED].

(a)          [REDACTED].

4.3.2	[REDACTED].

4.3.3	[REDACTED].

(a)          In addition to its other rights under this Agreement, but only until the Proposed Financing is completed, UFRF shall have a preemptive right to acquire such shares of Common Stock or other Equity Securities that may be issued from time to time by Licensee while UFRF remains the owner of Equity Securities. Such preemptive right shall apply with respect to all Equity Securities issued by Licensee after the Effective Date, whether such additional Equity Securities constitute a part of the Equity Securities presently or subsequently authorized or constitute Equity Securities held in the treasury of Licensee, and regardless of whether such Equity Securities are to be issued for cash, property (other than cash) or services. Such preemptive right shall not apply to (i) Equity Securities issued pursuant to the acquisition of another corporation or business entity by Licensee or one or more of its wholly owned subsidiaries by merger, consolidation, share exchange, purchase of substantially all the assets or other reorganization whereby the shareholders of Licensee immediately prior to the transaction owns in the aggregate more than 50% of the voting power of Licensee or other surviving entity after the transaction; (ii) Equity Securities issued to employees, consultants or directors of Licensee pursuant to any incentive agreement or arrangement approved by the Board of Directors of Licensee; (iii) Equity securities issued pursuant to any stock dividend, stock split, combination or other reclassification by Licensee of any of its capital stock; (iv) Equity Securities issued in connection with real or personal property leases or loans or lines of credit from financial institutions. UFRF may transfer all or part of the preemptive right described in this Section 4.3.3(a) to any entity to which UFRF has assigned its preemptive rights; or (v) the Proposed Financing.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

(b)          In furtherance of the preemptive rights hereby granted UFRF, Licensee agrees to provide UFRF with not less than sixty (60) days prior written notice (an “Equity Security Issuance Notice”) of its intent to issue any Equity Securities to which the preemptive rights in this Section 4.3 apply. Such notice should specify in reasonable detail the Equity Securities to be issued, including class, total number of shares and the applicable rights and preferences associated therewith, including, if applicable, conversion rights into Shares, and the purchase price for the Equity Securities UFRF may purchase pursuant to its preemptive rights hereby granted. UFRF shall have the right to acquire Equity Securities of the type being issued in an amount equal to UFRF’s Proportionate Share Percentage of the aggregate Equity Securities of that type that are to be issued to all persons or entities pursuant to that issuance. Proportionate Share Percentage shall be UFRF’s percentage derived by dividing the total shares of common stock then owned by UFRF by the total number of shares of common stock of Licensee then outstanding on an as converted basis. The terms and conditions of UFRF’s exercise of its preemptive rights, including the consideration to be paid for such Equity Securities, shall be no less favorable to UFRF than the most favorable price, terms and conditions offered to any other shareholder or prospective shareholder with respect to the Equity Securities then being issued.

(c)          In order to exercise UFRF’s preemptive rights, UFRF shall deliver written notice thereof to Licensee within sixty (60) days following its receipt of the Equity Securities Issuance Notice to which such exercise relates, accompanied by full payment of the purchase price for the Equity Securities to be purchased by UFRF in connection with the exercise of such preemptive rights. UFRF may, at its option, exercise such preemptive rights to some or all of the Equity Securities to which it has preemptive rights under this Section 4.3. In the event that any Equity Securities are to be issued by Licensee in return for property (other than cash) or services, in calculating the purchase price of the Equity Securities with respect to which UFRF has preemptive rights pursuant to this Section 4.3, the purchase price shall be equal to the fair market value of such property or services as determined in good faith by the Board of Directors of Licensee.

4.3.4       The issuance of Equity Securities to UFRF under this Section 4.3 shall be made in accordance with that certain Equity Agreement by and between UFRF and Licensee of even date herewith, a copy of which is attached hereto as Appendix E and incorporated by reference herein.

4.4	Royalty

[REDACTED]:

(i)	[REDACTED].

(ii)	[REDACTED].

(iii)	[REDACTED].

(iv)	[REDACTED].

Amounts owing to UFRF under Sections 4.4 shall be paid on a quarterly basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by UFRF on or before the ninetieth (90th) day following the end of the calendar quarter ending on March 31, June 30, September 30, or December 31 in which such amounts were earned.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

4.5	Minimum Royalty

4.5.1	[REDACTED]:

4.6	Milestone Payments

Licensee agrees to pay UFRF milestone payments within ninety (90) days of the first achievement of such milestone per indication, as follows:

[REDACTED]

4.7	Sublicense Fees

Licensee shall pay sublicense fees to UFRF per Section 2.2.2 of this agreement within thirty days (30) of the receipt of any such fees from Sublicensee.

4.8	Change of Control Fee

[REDACTED].

4.9	Accounting for Payments

4.9.1       Any amounts which remain unpaid after the date they are due to UFRF under this Section 4, Section 7, Section 2, or any other section of this agreement shall accrue at the rate of three quarters of one percent interest (0.75%) per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4, Section 7, Section 2 or any other applicable section of this Agreement

4.9.2       Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc.

223 Grinter Hall

PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

All monies owing stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

4.9.3        A certified full accounting statement showing how any amounts payable to UFRF under Section 4.4 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C—UFRF Royalty Report of this Agreement.

4.9.4        In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.9.5        UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

Section 5.	Certain Warranties and Disclaimers of UFRF

5.1          UFRF represents that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents and otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

5.1.1        a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2        a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3        an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4        an obligation to furnish any services other than those specified in this Agreement; or

5.1.5        a warranty or representation by UFRF that it will not grant licenses to others to make, use, or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.

5.2          EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Section 6.	Record Keeping

6.1         Licensee and its Sublicensee(s) shall keep books and records sufficiently to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase, and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created or as required by federal law, both during and after the term of this Agreement.

6.2         Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or copy all the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.8. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.3         At any time during the term of this agreement but no more than once a year, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall issue a complete self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.8 with the submission of the self-audit report to UFRF. Request for audit is limited to seven previous years.

Section 7.	Patent Prosecution

7.1         UFRF shall file, prosecute, and maintain the Patent Rights using counsel of its choice and in such countries as Licensee may request from time to time. UFRF shall provide Licensee with copies of all patent applications, responses, correspondence and other documents sent to or received from the United States Patent and Trademark Office and shall use reasonable efforts to provide the same respecting foreign patent offices, in each case relating to Patent Rights. In the case of any proposed patent applications, responses, correspondence or other documents, UFRF shall use reasonable efforts to furnish Licensee with copies of drafts of the same in time for Licensee to review and comment on such patent applications, responses, correspondence or other documents, and shall timely consult with Licensee with respect thereto. UFRF shall also keep Licensee advised of the status of actual and prospective patent filings and patent prosecution activities with respect to the Patent Rights. Licensee shall keep confidential in accordance with Section 17 of this Agreement any and all documents made available by UFRF for review pursuant to the foregoing provisions of this Section 7.1. In the event that the Licensee and UFRF have a disagreement regarding the filing or prosecution of any patent application within the Patent Rights where the subject matter of the disagreement pertains to the scope of the claims of such patent application, the Licensee and UFRF shall have fifteen business days during which they will attempt to resolve the disagreement and reach a consensus on the patent application and/or response, prior to filing thereof by UFRF counsel. After such fifteen (15) day period, then UFRF is free to direct such actions as it sees fit at its sole discretion. In the event that a patent action must be taken before fifteen (15) business days then UFRF is free to direct such actions as it sees fit at its sole discretion. UFRF shall have final decision-making authority on all patent matters.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

7.2         [REDACTED].

7.3         Licensee shall be responsible for and pay all costs and expenses incurred by UFRF related to the preparation, filing, prosecution (including interferences), issuance, maintenance, defense (including oppositions) and reporting of the Licensed Patents subsequent to and separate of those expenses cited in Section 7.2 within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of other countries, if applicable, and to inform UFRF of any changes in writing of such status, within thirty (30) days of any such change.

7.4         In the case of foreign patent protection, if Licensee gives sixty (60) days notice that it intends to decline to reimburse UFRF for patent expenses for any Licensed Patent in any particular country and/or jurisdiction, then the license granted hereunder respecting such Licensed Patent shall terminate after such sixty (60) days in such country and/or jurisdiction.

Section 8.	Infringement and Invalidity

8.1         Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2         During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of Licensee for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

8.3         If within six (6) months after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action against the alleged infringer, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4         In the event that a declaratory judgment action is brought against UFRF or Licensee by a third party alleging invalidity, unpatentability, unenforceability, or non-infringement of the Licensed Patents, UFRF, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If UFRF does not exercise this right, and assuming that Licensee is the sole Licensee of the Licensed Patents, Licensee shall be responsible for the sole defense of the action at Licensee’s sole expense, subject to Sections 8.5 and 8.6.

8.5         In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, UFRF shall have the right, but not the obligation, to voluntarily join such litigation, represented by its own counsel at its own expense. In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

8.6         In any suit in which either party is involved to enforce or defend the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.7         In the event Licensee contests the validity of any Licensed Patents, unless and until UFRF terminates this Agreement pursuant to Section 9.3.9, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 9.	Term and Termination

9.1         The term of this license shall begin on the Effective Date of this Agreement and continue until the date that no Licensed Patent remains an enforceable patent.

9.2         Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

9.3	UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice of such termination if Licensee:

9.3.1        is delinquent on any report, payment or required documents as specified in any other section of this Agreement;

9.3.2        is not diligently developing and commercializing Licensed Products and Licensed Processes;

9.3.3        is in breach of any provision;

9.3.4        provides any false report;

9.3.5        goes into bankruptcy, liquidation or proposes having a receiver control any assets;

9.3.6        violates any laws or regulations of applicable government entities;

9.3.7        shall cease to carry on its business pertaining to Licensed Patents;

9.3.8        ceases for more than two (2) calendar quarters to make payments of earned royalties under Section 4.4 once begun;

9.3.9        if Licensee or any of its Affiliates brings a Patent Challenge against UFRF, or assists others in bringing a Patent Challenge against UFRF (except as required under a court order or subpoena), then UFRF may immediately terminate this Agreement and/or the license granted hereunder. If a Sublicensee brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena), then UFRF may send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within forty-five (45) days after UFRF’s demand, UFRF may immediately terminate this Agreement and/or the license granted hereunder; or

9.3.10      fails to provide UFRF with unredacted copies of the Change of Control documents within thirty (30) days of execution of the Change of Control documents.

9.4          Termination under Section 9.3 will take effect thirty (30) days after written notice by UFRF unless Licensee remedies the problem in that thirty (30) day period.

9.5          UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay any monies due under this Agreement when due.

9.6          Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

9.7          Licensee shall be obligated to deliver to UFRF, within ninety (90) days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

Section 10.	Assignability

10.1        This Agreement may not be transferred or assigned by Licensee except with the (i) prior written consent of UFRF and (ii) payment of the Change of Control fee in Section 4.6 to UFRF either (a) prior to such assignment or (b) at the same time as any such assignment. Any attempted assignment in contravention of this Section 10.1 shall be null and void and shall constitute a material breach of this Agreement. Notwithstanding the foregoing, UFRF agrees that the consummation of the Proposed Financing shall be deemed consented to by UFRF.

10.2        The new assignee shall assume all responsibilities under this license and must agree in writing with UFRF to be bound by this Agreement.

Section 11.	Dispute Resolution Procedures

11.1	Mandatory Procedures

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such a lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1      When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2      If the parties fail to meet within the time period set forth in Section 11.1.1. above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3      Not more than fifteen (15) days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

11.1.4    Within ten (10) days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within five (5) days, they shall each select one individual from the lists. Within five (5) days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within thirty (30) days after the selection of a Neutral Advisor:

(a)          The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)          The parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5     The expenses of the Neutral Advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6     Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2	Failure to Resolve Dispute

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

Section 12.	Product Liability; Conduct of Business

12.1        Licensee and Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the development, production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

12.2       Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in the development, producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13.	Use of Names

Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by such entities or individuals, without the prior written approval of UFRF in each case.

Section 14.	Miscellaneous

14.1       This Agreement shall be construed in accordance with the internal laws of the State of Florida.

14.2       The parties hereto are independent contractors and not joint venturers or partners.

14.3       Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4       This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

14.5        Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6        Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and the Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries and/or foreign persons without proper approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7        Licensee is responsible for any and all wire/bank fees associated with payments due to UFRF pursuant to this agreement.

14.8        Survival

The provisions of this Section shall survive the termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

●	Section 6:	Record Keeping

●	Section 9:	Requirement to pay royalties on sale of Licensed Products made, and in process, at the time of License Agreement termination

●	Section 12:	Product Liability; Conduct of Business

●	Section 13:	Use of Names

●	Section 18:	Confidentiality

●	Appendix E:	Equity or Operating or equivalent Agreement

Section 15.	Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given

●	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or

●	the second day following the day on which the notice has been delivered prepaid to a courier service, or

●	five (5) business days following deposit in the U.S. mail if sent certified mail, (return receipt acknowledgement is not required to certify delivery).

15.1	If to the University of Florida Research Foundation, Inc.:

President

University of Florida Research Foundation, Inc.

204 Tigert Hall

University of Florida

Post Office Box 113100

Gainesville, FL 32611-0001

Facsimile Number: 352-846-0505

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

with a copy to:

Office of Technology Licensing

University of Florida

Attn: Director

747 SW 2nd Avenue

Post Office Box 115575

Gainesville, Florida 32611-5575

Facsimile Number: 352-392-6600

15.2	If to Licensee:

Dr. Allen Davidoff,

XORTX Pharma Corp.

29 Aspen Meadows Park SW

Calgary Alberta, Canada

T3H 5Z7

adavidoff@xortx.com

1-403-607-2621

Section 16.	Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties. UFRF may terminate this Agreement without the requirement of any notice from UFRF to Licensee, if UFRF does not receive the License Issue Fee or certificates representing shares issued to UFRF pursuant to this Agreement, as applicable, within thirty (30) days of the Effective Date.

16.1       UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.2       Force Majeure

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, hurricane, flood, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Section 17.	United States Government Interests

17.1       It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. DK064233 and HL068607, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2       Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

Section 18.	Confidentiality

18.1       Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Section 19.	University Rules and Regulations

19.1       Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in University of Florida Regulation 1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on behalf of University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

Date:	By:
Name: David L. Day
Title: Director of Technology Licensing

LICENSEE

Date:	By:
Name:
Title:

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Schedule 1 – Patents and Patent Applications

[REDACTED]

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Appendix A - Development Plan

[REDACTED]

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Appendix B - Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).

A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.	Future Development Activities (4-8 paragraphs).

A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.

C.	One year before commencement of manufacturing or commercial production, Licensee will include in the Development Report specifics of planned manufacturing or production.

IV.	Changes to Initial Development Plan (2-4 paragraphs).

A.	Reasons for change.

B.	Variables that may cause additional changes.

V.	Items to be Provided if Applicable:

A.	Information relating to Licensed Products or Licensed Processes that has become publically available, e.g., published articles, competing products, patents, etc.

B.	Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

C.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products, or Licensed Processes or the Licensed Patents.

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

E.	One year before commencement of manufacturing or commercial production, Licensee will include in the Development Report specifics of planned manufacturing or production.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Florida Research Foundation, Inc.

Attn: Director

747 SW 2nd Avenue

Post Office Box 115575

Gainesville, Florida 32611-5575

Facsimile Number: 352-392-6600

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Appendix C - UFRF Royalty Report

Company Name:

If multiple license agreements are required to generate this product, indicate what percentage of the royalty is attributable to each agreement.

UFRF Agreement No.:		Percentage:
UFRF Agreement No.:		Percentage:
Period Covered: From:	_____/_____/2	Through:	_____/_____/2

Prepared By:	Date:
Print Preparer Name:

Preparer Email Address:	Phone No.:

Approved By:	Date:

(Requires Executive Officer Signature)

Print Officer Name:

If license covers multiple product lines, please prepare a separate spreadsheet for each product line, and a summary report for all products combined.

The spreadsheet should include the following information:

●	Product Name

●	Country(ies) of Sales (List each country. If royalties vary by country, provide a breakdown of specified information for each country.)

●	Unit Sales

●	Gross Sales

●	Less Allowances (On a separate page, please indicate the reasons for returns or other adjustments if significant.)

●	Net Sales

●	Royalty Rate (Please note any unusual occurrences that affected royalty amounts during this period. To assist UFRF’s forecasting, please comment on any market variables that would impact future royalties).

●	Total Royalty due this period

●	Total Royalty paid last period

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”

Appendix D - Milestones

[REDACTED]

[ REDACTED ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.”